Exhibit 11

EXECUTION VERSION

GUARANTY AND VOTING AGREEMENT

This Guaranty and Voting Agreement, dated as of March 29, 2013 (this “Agreement”), is made by and among each of the shareholders listed on Annex A hereto (each a “Guarantor” and collectively, the “Guarantors”) and, solely with respect to Sections 4 through 8 and 10 through 18, each of the shareholders listed on Annex B hereto (each a “Family Shareholder” and collectively, the “Family Shareholders”) (provided that the foregoing limitation of the rights and obligations of the Family Shareholders to Sections 4 through 8 and 10 through 18 of this Agreement will not apply to those Family Shareholders who are also Guarantors), and American Greetings Corporation, an Ohio corporation (the “Guaranteed Party”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Century Intermediate Holding Company, a Delaware corporation (“Parent”), Century Merger Company, an Ohio corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, “Buyers”), and the Guaranteed Party are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Guaranteed Party, with the Guaranteed Party surviving as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Guarantor is the beneficial owner of, and has the right to vote and dispose of, (i) that number of Class A Common Shares, par value $1.00 per share, of the Guaranteed Party and (ii) that number of Class B Common Shares, par value $1.00 per share, of the Guaranteed Party (collectively, the “Guarantor Shares”), set forth opposite such Guarantor’s name on Annex A hereto;

WHEREAS, as of the date hereof, each Family Shareholder is the beneficial owner of, and has right to vote and dispose of, (i) that number of Class A Common Shares, par value $1.00 per share, of the Guaranteed Party and (ii) that number of Class B Common Shares, par value $1.00 per share, of the Guaranteed Party (collectively with the Guarantor Shares, and together with any Class A Common Shares or Class B Common Shares acquired by a Family Shareholder subsequent to the date hereof, the “Shares”) set forth opposite such Family Shareholder’s name on Annex B hereto; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Guaranteed Party has required that each of the Guarantors and Family Shareholders agree, and each of the Guarantors and Family Shareholders, as applicable, is willing to agree, to the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1. GUARANTY.

(a) To induce the Guaranteed Party to enter into the Merger Agreement, the Guarantors hereby absolutely, unconditionally and irrevocably guaranty, on a joint and several basis, to the Guaranteed Party, the due and punctual payment of any obligation or liability payable by Buyers as a result of a breach by Buyers of their obligations under the Merger Agreement (collectively, the “Obligation”). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Agreement; provided, that in no event shall the Guarantors’ liability under this Agreement exceed $7,300,000, in the aggregate (the “Cap”).

(b) If any Buyer fails to discharge any Obligation when due, then each Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Obligation shall, at the Guaranteed Party’s option, become immediately due and payable up to the Cap, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as any Buyer has failed to discharge any Obligation, take any and all actions available hereunder to collect any Guarantor’s liabilities hereunder in respect of such Obligation, up to the Cap.

2. NATURE OF GUARANTY. The Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that either Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Obligation as if such payment had not been made. This is an unconditional guaranty of payment and not of collectability.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

(a) The Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of payment of the Obligation, and may also make any agreement with Buyers for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Buyers without in any way impairing or affecting the Guarantors’ obligations under this Agreement. Each Guarantor agrees that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, among other things: (i) the failure (or delay) on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Buyers; (ii) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed, in each case to the extent a Guarantor is a party, in connection with the transactions contemplated by the Merger Agreement or the Obligation; (iii) the addition, substitution or release of any Guarantor; (iv) any change in the existence, structure or ownership of Buyers or any Guarantor; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyers or any Guarantor; (vi) the existence of any claim, set-off or other right which the Guarantors may have at any time against Buyers or the Guaranteed Party or any of its Affiliates, whether in connection with the Obligation or otherwise; (vii) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligation; (viii) the death, disability or incapacity of any Guarantor, (ix) the value, genuineness, validity, regularity, illegality or enforceability of the Commitment Letters against the Buyers, in each case in accordance with the terms thereof, and (x) any other act or omission which might in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a release or discharge of the Guarantors. To the fullest extent permitted by law, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of the acceptance of this Agreement and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Obligation and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyers or Guarantors, and all suretyship defenses generally (other than defenses to the payment of the Obligation that are available to Buyers under the Merger Agreement or a breach by the Guaranteed Party of this Agreement or the Merger Agreement). The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Agreement are knowingly made in contemplation of such benefits. In furtherance of the foregoing and subject to the limitations contained herein, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Parent, Merger Sub or any other Guarantor or whether Parent, Merger Sub or any other Guarantor is joined in any action or actions.

(b) The Guarantors hereby unconditionally and irrevocably agree not to exercise any rights that they may now have or hereafter acquire against Buyers with respect to the Obligation that arise from the existence, payment, performance or enforcement of the Guarantors’ obligations under or in respect of this Agreement or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Buyers, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Buyers, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation shall have been satisfied in full. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligation and all other amounts payable under this Agreement, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation or to be held as collateral for the Obligation thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, the Guaranteed Party hereby agrees that to the extent any of Buyers’ representations, warranties, covenants or agreements contained in the Merger Agreement are waived by the Guaranteed Party, then such waiver shall extend to the Guarantors.

4. VOTING AGREEMENT.

(a) Each Family Shareholder hereby agrees to vote (or cause to be voted) all of such Family Shareholder’s Shares at any annual, special or other meeting of the shareholders of the Guaranteed Party, and at any adjournment or adjournments or postponement thereof, or pursuant to any consent in lieu of a meeting or otherwise, at which such Family Shareholder has the right to so vote in favor of the adoption of the Merger Agreement; provided, however, that if a Recommendation Change shall have occurred, each Family Shareholder’s respective obligations under this Section 4(a) shall terminate and be of no further force and effect. Each Family Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that are available under applicable law.

(b) Solely with respect to the matters specified in, and subject to the provisions of, Section 4(a), each Family Shareholder constitutes and appoints the Guaranteed Party, its general counsel, each member of the Special Committee and such other officer of the Guaranteed Party as the Special Committee may designate, from and after the date hereof until the earlier of (i) the Effective Time and (ii) any termination of the Merger Agreement in accordance with its terms (at which point such constitution and appointment shall be automatically revoked), as such Family Shareholder’s attorney, agent and proxy (each such constitution and appointment, an “Irrevocable Proxy”), with full power of substitution, for and in the name, place and stead of such Family Shareholder to vote and otherwise act with respect to all of such Family Shareholder’s Shares at any annual, special or other meeting of the shareholders of the Company, and at any adjournment or adjournments or postponement thereof, and in any action by written consent of the shareholders of the Company, on the matters and in the manner specified in Section 4(a). EACH SUCH PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM SUCH FAMILY SHAREHOLDER MAY TRANSFER ANY OF SUCH FAMILY SHAREHOLDER’S SHARES IN BREACH OF THIS AGREEMENT. Each Family Shareholder hereby revokes all other proxies and powers of attorney with respect to all of such Family Shareholder’s Shares that may have heretofore been appointed or granted with respect to the matters covered by Section 4(a), and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Family Shareholder with respect thereto on the matters covered by Section 4(a). All authority conferred or agreed to be conferred by any Family Shareholder in this Section 4(b) shall survive the death or incapacity of such Family Shareholder and any obligation of any Family Shareholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Family Shareholder. It is agreed that no party shall use the Irrevocable Proxy granted by any Family Shareholder pursuant to this Section 4(b) unless such Family Shareholder fails to comply with Section 4(a) and that, to the extent a party uses any such Irrevocable Proxy, it will only vote the applicable Family Shareholder’s Stock subject to such Irrevocable Proxy with respect to the matters specified in, and subject to the provisions of, Section 4(a).

(c) Until the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) a Recommendation Change and (iii) the date on which both the Company Shareholder Approval and the Minority Shareholder Approval shall have been obtained, each Family Shareholder agrees not to, except as contemplated by the Merger Agreement, (X) sell, sell short, transfer (including by gift), pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of such Family Shareholder’s Shares, other than pursuant to this Agreement, transfers (including by gift) of Shares from a Family Shareholder to an Affiliate thereof who executes a joinder agreement agreeing to be bound by this Agreement as a Family Shareholder hereunder and other than transfers to another Family Shareholder (each, a “Permitted Transfer”), (Y) with respect to any of such Family Shareholder’s Shares, grant any proxy or power of attorney or enter into any voting agreement or other arrangement relating to the matters covered in this Section 4, other than pursuant to this Agreement or (Z) deposit any of such Family Shareholder’s Shares into a voting trust. Without limiting any provisions of the Merger Agreement, in the event of any share dividend, share split, recapitalization, reclassification, combination or exchange of shares or capital stock of the Company on or affecting any Family Shareholder’s Shares, then the terms of this Agreement, as applicable, shall apply to the shares of capital stock or other such securities of the Company held by such Family Shareholder immediately following the effectiveness of such event.

5. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of its rights against, Buyer for any Obligation prior to proceeding against either Guarantor. No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed, in the case of an amendment, by the Family Shareholders and the Guaranteed Party, or in the case of waiver, by the party or parties against whom the waiver is sought to be enforced. Notwithstanding anything contained herein to the contrary, the Guaranteed Party shall act solely at the direction of the Special Committee with respect to any amendment or waiver hereunder.

6. REPRESENTATIONS AND WARRANTIES. Each Guarantor and each Family Shareholder, hereby represents and warrants to the Guaranteed Party that:

(a) such Guarantor or Family Shareholder has the legal capacity to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by such Guarantor or Family Shareholder does not contravene any agreement or other document to which such Guarantor or Family Shareholder is a party or any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or Family Shareholder or such Guarantor’s or Family Shareholder’s assets and the execution, delivery and performance by such Guarantor or Family Shareholder hereunder does not require the consent from any spouse of such Guarantor or Family Shareholder or any other Person;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by such Guarantor or Family Shareholder has been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required in connection with the execution, delivery or performance of this Agreement;

(c) this Agreement constitutes a legal, valid and binding obligation of such Guarantor or Family Shareholder enforceable against such Guarantor or Family Shareholder in accordance with its terms;

(d) the Guarantors, together, have the financial capacity to satisfy the Obligation to the extent of the Cap, and all financial resources necessary for the Guarantors to fulfill their obligations under this Agreement shall be available to the Guarantors for so long as this Agreement shall remain in effect in accordance with Section 9 hereof;

(e) such Guarantor is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of the number of Shares set forth opposite such Guarantor’s name in Annex A hereto and, upon acquisition, will be the beneficial owner of any Shares acquired by such Guarantor after the date hereof, free and clear of Liens or other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except as may exist by reason of this Agreement; and

(f) such Family Shareholder is the beneficial owner of, and has the power to vote and dispose of, the number of Shares set forth opposite such Family Shareholder’s name in Annex B hereto and, upon acquisition, will be the beneficial owner of, and will have the power to vote and dispose of, any Shares acquired by such Family Shareholder after the date hereof, free and clear of Liens (other than the Foundation Pledge) or other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except as may exist by reason of this Agreement. Except as provided in this Agreement, there are no outstanding options or other rights to acquire from such Family Shareholder, or obligations of such Family Shareholder to sell or to dispose of, any Shares. For purposes of this Agreement, “Foundation Pledge” means the pledge by each of Elie Weiss, Gary Weiss, Jeffrey Weiss and Zev Weiss of all of their equity interests in Irving I. Stone Limited Liability Company to the Irving I. Stone Foundation pursuant to pledge and security agreements, which pledge secures approximately $15,000,000 of indebtedness owed by such individuals to the Irving I. Stone Foundation under promissory notes issued in 2006.

7. NO ASSIGNMENT. Neither any Guarantor or Family Shareholder nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except in the case of (i) an assignment by the Guaranteed Party by operation of law or (ii) a Permitted Transfer) without the prior written consent of the Guaranteed Party (in the case of such an assignment by a Guarantor or Family Shareholder) or the Guarantors and Family Shareholders (in the case of such an assignment by the Guaranteed Party).

8. NOTICES. Any notice required to be given hereunder must be in writing, and sent by facsimile transmission (which is confirmed) (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or hand delivery (return receipt requested), addressed as follows:

(a)	if to the Guaranteed Party, to it at:

American Greetings Corporation One American Road Cleveland, Ohio 44144
Facsimile:	(216) 252-6741
Attention:	General Counsel

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004
Facsimile:	(212) 291-9337
Attention:	Joseph B. Frumkin, Esq.
Brian E. Hamilton, Esq.
and
BakerHostetler LLP PNC Center 1900 East 9th Street, Suite 3200 Cleveland, Ohio 44114
Facsimile:	(216) 696-0740
Attention:	Robert A. Weible, Esq. John M. Gherlein, Esq.

(b)	if to the Guarantors:

To them at the address and facsimile number set forth opposite such Guarantor’s name on Annex A hereto with copies (which shall not constitute notice) to:

Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114
Facsimile:	(216) 579-0212
Attention:	Lyle G. Ganske, Esq. James P. Dougherty, Esq.
and
Jones Day 222 East 41st Street New York, New York 10017
Facsimile:	(212) 755-7306
Attention:	Robert A. Profusek, Esq.

(c)	if to the Family Shareholders:

To them at the address and facsimile number set forth opposite such Family Shareholder’s name on Annex B hereto with copies (which shall not constitute notice) to:

Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114
Facsimile:	(216) 579-0212
Attention:	Lyle G. Ganske, Esq. James P. Dougherty, Esq.
and
Jones Day 222 East 41st Street New York, New York 10017
Facsimile:	(212) 755-7306
Attention:	Robert A. Profusek, Esq.

or to such other address as any party may specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated or personally delivered or the next business day for notices delivered by overnight delivery service. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8; provided, however, that such notification will only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

9. CONTINUING GUARANTY. This Agreement may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantors, their heirs, estates, survivors, conservators, personal representative, successors and assigns until the Obligation is satisfied in full or the Cap has been reached. Notwithstanding the foregoing, this Agreement shall terminate and the Guarantors shall have no further obligations under this Agreement as of the earlier of (i) the Effective Time and (ii) 45 days after the termination of the Merger Agreement (unless, in the case of clause (ii) above, the Guaranteed Party has made a claim under this Agreement against any Guarantor, in which case the termination date shall be the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or a final, non-appealable judgment of a Governmental Entity of competent jurisdiction).

10. NO RECOURSE. The Guaranteed Party acknowledges that recourse against the Guarantors under this Agreement constitutes the sole and exclusive remedy of the Guaranteed Party against the Guarantors and all other direct and indirect current and prospective holders of shares in Parent in respect of any liabilities or obligations arising under or in connection with the Merger Agreement. The Guaranteed Party by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, except as set forth in Section 9, no Person other than the Guarantors and the Family Shareholders shall have any obligation under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Guaranteed Party may assert claims: (i) under, and pursuant to the terms of, the Confidentiality Agreement and the Rollover Agreement; (ii) against the Guarantors (and the legal successors and assigns of any such Guarantor’s Obligations hereunder) under, and pursuant to the terms of, this Agreement; (iii) the Family Shareholders (and the legal successors and assigns of any such Family Shareholder’s obligations hereunder) under and solely to the extent related to their obligations pursuant to, this Agreement; and (iv) against Parent or Merger Sub in accordance with and pursuant to the terms of the Merger Agreement.

11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio without reference to such state’s principles of conflict of laws. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the state and federal courts located in Cleveland, Ohio in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Ohio for such Persons and waives and covenants not to assert or plead any objection that they might otherwise have.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13. COUNTERPARTS. This Agreement may be executed in any number of counterparts (including by facsimile or by electronic transmission in “portable document format” (“.pdf”) form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

14. EXPENSES. Each Guarantor agrees to pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i)(A) any Guarantor or Family Shareholder asserts in any litigation that this Agreement is illegal, invalid or unenforceable in accordance with its terms and (B) the Guaranteed Party prevails in such litigation which is not subject to appeal or (ii) any Guarantor refuses or fails to make any payment to the Guaranteed Party hereunder when due and payable and it is finally judicially determined that such Guarantor is required to make such payment hereunder.

15. ENTIRE AGREEMENT. This Agreement (including the Annexes hereto), the Merger Agreement, the Rollover Agreement, the Financing Commitments and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties or their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

16. SEVERABILITY. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that achieves, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

17. SPECIFIC ENFORCEMENT. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party or any Guarantor or Family Shareholder, as applicable, shall be entitled to an injunction, specific performance and other equitable relief against any Guarantor or Family Shareholder or the Guaranteed Party, respectively, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which the parties are entitled at law or in equity (subject, in all cases, to the terms and provisions hereof), and that the parties shall not be required to provide any bond or other security in connection with any such order or injunction. Each party hereto further agrees that it will not oppose the granting of any such injunction, specific performance or other equitable relief on the basis that (i) any other party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity.

18. MISCELLANEOUS. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Merger Agreement. The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Guarantors have caused this Agreement to be duly executed and delivered as of the date first written above.

MORRY WEISS

/s/ Morry Weiss

ZEV WEISS

/s/ Zev Weiss

JEFFREY WEISS

/s/ Jeffrey Weiss

[Signature Page to Guaranty and Voting Agreement]

IN WITNESS WHEREOF, as to Sections 4 through 8, and 10 through 18 only, the Family Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

ELIE WEISS

/s/ Elie Weiss

GARY WEISS

/s/ Gary Weiss

JEFFREY WEISS

/s/ Jeffrey Weiss

JUDITH WEISS

/s/ Judith Weiss

MORRY WEISS

/s/ Morry Weiss

ZEV WEISS

/s/ Zev Weiss

[Signature Page to Guaranty and Voting Agreement]

IRVING I. STONE LIMITED LIABILITY COMPANY

By:	/s/ Gary Weiss
Name:	Gary Weiss
Title:	Manager

IRVING I. STONE FOUNDATION

By:	/s/ Gary Weiss
Name:	Gary Weiss
Title:	President

[Signature Page to Guaranty and Voting Agreement]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Agreement to be duly executed and delivered as of the date first written above by its officer thereunto duly authorized.

AMERICAN GREETINGS CORPORATION

By:	/s/ Christopher W. Haffke
Name:	Christopher W. Haffke
Title:	Vice President, General Counsel and Secretary

[Signature Page to Guaranty and Voting Agreement]

ANNEX A

GUARANTORS

Name of Guarantor	Address and Facsimile Number	Class A Shares	Class B Shares

Zev Weiss	c/o American Greetings Corporation One American Road Cleveland, Ohio 44144 (216) 252-6777	0	70,935

Morry Weiss	c/o American Greetings Corporation One American Road Cleveland, Ohio 44144 (216) 252-6777	0	222,241

Jeffrey Weiss	c/o American Greetings Corporation One American Road Cleveland, Ohio 44144 (216) 252-6777	0	52,919

A-1

ANNEX B

FAMILY SHAREHOLDERS

Name of Family Shareholder	Address and Facsimile Number	Class A Shares	Class B Shares

Zev Weiss	c/o American Greetings Corporation One American Road Cleveland, Ohio 44144 (216) 252-6777	0	70,935

Morry Weiss	c/o American Greetings Corporation One American Road Cleveland, Ohio 44144 (216) 252-6777	0	222,241

Jeffrey Weiss	c/o American Greetings Corporation One American Road Cleveland, Ohio 44144 (216) 252-6777	0	52,919

Judith Weiss	c/o American Greetings Corporation One American Road Cleveland, Ohio 44144 (216) 252-6777	0	78,800

Gary Weiss	c/o American Greetings Corporation One American Road Cleveland, Ohio 44144 (216) 252-6777	3,130	11,430

Elie Weiss	c/o American Greetings Corporation One American Road Cleveland, Ohio 44144 (216) 252-6777	0	23,430

B-1

Irving I. Stone Limited Liability Company	c/o American Greetings Corporation One American Road Cleveland, Ohio 44144 (216) 252-6777 Attention: Garry Weiss	0	1,818,182

Irving I. Stone Foundation	c/o American Greetings Corporation One American Road Cleveland, Ohio 44144 (216) 252-6777	0	203,964

B-2